Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

May 22, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on May 21, 2009 it was notified by Ms Anita Graham, a Person Discharging Managerial Responsibility, of a sale on the same day of 18,000 ordinary shares of £0.05 each (“Shares”).  The Shares were sold at a price of £8.845 per share.

Following this transaction, Ms Graham holds 12,948 Shares in the Company.

This notification is to satisfy the Company's obligations under 3.1.4(R)(1)(a)of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX